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                                                                    EXHIBIT 21.1

                            SUBSIDIARIES OF THE REGISTRANT
                             (FOLLOWING THE TRANSACTIONS)


J.R. Tobacco of America, Inc.---North Carolina corporation
Cigars by Santa Clara, N.A., Inc.---North Carolina corporation
J.N.R. Grocery Corp.---New York corporation
J.R. Tobacco NC, Inc.---North Carolina corporation
J&R Tobacco (New Jersey) Corp.---New Jersey corporation
J.R. Tobacco Company of Michigan, Inc.---Michigan corporation
J.R.-46th Street, Inc.---New York corporation
J.R. Tobacco Outlet, Inc.---New Jersey corporation
J.R. Statesville, Inc.---North Carolina corporation
J R Cigar (DC), Inc.---District of Columbia corporation